Gregory L. Hrncir
                                               President
                                               Office: 702.407.2471
                                               E-mail: gregory@gaming-group.com

March 28, 2005

VIA EDGAR AND FACSIMILE

SECURITIES AND EXCHANGE COMMISSION
Office of Small Business
450 Fifth Street, N.W.
Washington D.C.  20549
Attention:   Elaine Wolff
             Jeffrey A. Shady

         RE: GAMING & ENTERTAINMENT GROUP, INC. (THE "COMPANY") REGISTRATION STATEMENT ON FORM S-3
                  COMMISSION FILE NO. 333-123149

Dear Ms. Wolff and Mr. Shady:

      Pursuant to Rule 461 of the Securities Act of 1933, we respectfully request that the effective date of the Company's registration statement on Form S-3 (the "Registration Statement") be accelerated to become effective on Friday, April 1, 2005, by 9:30 a.m. (New York time) or as soon after as practicable.

      Please note that the Company is aware of its responsibilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as they relate to the proposed sale of common stock by the selling stockholders under the Registration Statement. Further, we acknowledge and are fully aware of the following:

      1. Should the Securities and Exchange Commission (the "Commission") or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

      2. The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

________________________________________________________________________________
                       GAMING & ENTERTAINMENT GROUP, INC.
                      6757 SPENCER ST., LAS VEGAS, NV 89119
                  TELEPHONE 702.407.2471 FACSIMILE 702.407.2472

SECURITIES AND EXCHANGE COMMISSION
Office of Small Business
March 28, 2005
Page 2 of 2

      3. The Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                            Sincerely,

                                            GAMING & ENTERTAINMENT GROUP, INC.

                                            /s/ Gregory L. Hrncir

                                            Gregory L. Hrncir







________________________________________________________________________________
                       GAMING & ENTERTAINMENT GROUP, INC.
                      6757 SPENCER ST., LAS VEGAS, NV 89119
                  TELEPHONE 702.407.2471 FACSIMILE 702.407.2472